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                                                                   EXHIBIT 10.13

                                [NetSolve Logo]


April 4, 2001

Ms. Honore' LaBourdette
6902 Paseo Laredo Drive
La Jolla, CA  92037

Dear Honore',

On behalf of NetSolve Incorporated, I am pleased to offer you a position as Vice President of Sales, reporting to me. We would like you to commence work no later than Monday, May 14, 2001, in our offices at 12331 Riata Trace Parkway, Austin, Texas.

Your basic hours of work shall initially be 8:00 AM to 5:00 PM; however, your job duties are professional in nature and therefore you are not eligible for compensation in excess of forty (40) hours per week. It is anticipated that you will work the number of hours necessary to accomplish the job for which you have been hired, which may necessitate that you work more or different hours than those described. The salary for this position is currently $16, 667 per month. Pay periods currently end on the 15th day and the last day of each month. Your salary and compensation level will be reviewed annually.

You will be eligible for commissions and bonuses in accordance with the current NetSolve Sales Compensation Plan. This plan is subject to modification, in whole or in part, and your participation, as well as the benefits available thereunder, is subject to the terms of the plan document. You will be started on this plan effective July 1, 2001. The target variable compensation for the plan at quota will be $100,000 annually. A non-recoverable draw against commissions of $4,000.00 per month will be provided during the first 12 months of your employment.

In addition to salary and the commission plan, the Company also offers certain employee benefits, including group medical and dental insurance, 401(k) Plan, 125 Cafeteria Plan, two weeks of paid vacation annually and equity in the Company. You will become eligible for these benefits under, and subject to, the plans offered by the Company on your date of hire. As the Company is committed to an ongoing review of its benefits and policies, these items can vary in the future and are, at all times, subject to the provisions of the documents describing such benefits and policies.

It is mutually understood and agreed that, should NetSolve terminate your employment prior to your first anniversary, other than for "cause," you shall be entitled to receive salary continuance for 12 months from the date of termination. Termination of employment shall be for "cause" if in the reasonable opinion of NetSolve's President and CEO you:

     .  breach or neglect of duties which you are required to perform;
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     .  commit any material act of dishonesty, fraud, theft, misrepresentation, or other act of moral turpitude;
     .  are guilty of gross carelessness or misconduct;
     .  fail to obey the lawful direction of your management;
     . or act in any way that results in direct, substantial, and adverse effect on NetSolve's reputation.

You will be issued Stock Options, given ratification by the Board of Director's, to purchase 50,000 shares of NetSolve Incorporated common stock pursuant to the Company's Stock Option Plan. The actual grant of options will be subject to Board of Director approval. Your option exercise price will be the fair market value of the Company's common stock on the date of the board approval. In addition, we will review you for additional options on performance six months after your start date. Our current options budget for outstanding officer performance is between 20K to 25K shares. Finally, we will recommend to the Board that in the event NetSolve is acquired and/or merged (where NetSolve is not the surviving entity) in the first twelve months of your employment, the Board will accelerate your vesting schedule to a minimum of 50%.

In order to assist you with your relocation to Austin, NetSolve will make a one-time payment to you of $20,000.00. In addition, we will provide you with the use of NetSolve's apartment for a minimum of three months. You will be responsible for any state or federal income tax consequences with respect to the relocation payment and use of the apartment. Should you terminate employment prior to completing 12 months of service (unless terminated by NetSolve other than for cause), you will be required to refund the one time payment amount on a prorated basis.

All offers of employment made by NetSolve are contingent upon the following:

     . You are able to establish that you are authorized to work in the U.S.A. by the third day following your date of hire; and
     . You agree to and we receive satisfactory results on a background check of your education, work, driving, and criminal history; and
     .  You sign the NetSolve Proprietary Information and Inventions Agreement.

As with all of our employees, if you should accept and then change your mind later, you can terminate your employment at any time for any or no reason, as can the Company, it being understood that your employment with the Company will be on an "at will" basis.

I sincerely hope that you will join our team, and I look forward to working with you.

If you accept this offer, please sign below.  This offer expires April 16, 2001.

Sincerely,

/s/ Craig S. Tysdal

Craig S. Tysdal
President and CEO
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I accept your position and acknowledge that it is conditioned upon my establishing authorization to work in the U.S.A., agreeing to and receiving a satisfactory background check, and signing of the NetSolve Proprietary Information and Inventions Agreement. I further acknowledge that there were no promises of stock, stock options, bonuses, guaranteed raises, promotions, review dates, pay in lieu of notice or severance pay or other inducements to my acceptance thereof other than those outlined above. Finally, I acknowledge that this letter does not constitute a promise or a contract of continued employment and that both the Company and I may, at any time, terminate my employment for any or no reason.


       /s/ Honore' LaBourdette                         4-16-01
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Honore' LaBourdette                                     Date